Exhibit 99.1

Press Release For immediate release

Invesco Announces Retirement of Andrew Lo and Appointment of Marty Franc as Senior Managing Director and Head of Asia Pacific

Investor Relations Contacts: Media Relations Contact:	Greg Ketron | 404-724-4299 Andrea Raphael | 212-323-4202

Atlanta, August 31, 2026 — Invesco Ltd. (NYSE: IVZ) today announced that Andrew Lo, Senior Managing Director and Head of Asia Pacific, will retire on March 31, 2027, after 32 years with the firm. Marty Franc will succeed Lo as Senior Managing Director and Head of Asia Pacific and will transition into the role during the first quarter of 2027.

Following his retirement, Lo will serve as Chairman Emeritus, Asia Pacific, where he will continue to represent Invesco on the Boards of Invesco’s China and India joint ventures. In this role, he will also help maintain the strong partnerships that have been instrumental to Invesco's success in the region while providing strategic counsel to our Asia Pacific and global leadership.

Over more than three decades, Lo has played a pivotal role in building Invesco's Asia Pacific business, helping establish the firm as a leading investment manager in the region and shaping many of the partnerships and capabilities that drive its success today, including joint ventures in China and India, which are significant contributors to Invesco’s overall success. Through his vision, leadership and unwavering commitment, he helped build the Asia Pacific regional presence into a significant contributor to Invesco's global franchise while developing enduring relationships with clients, partners and employees across the region.

"Andrew's legacy is measured not only by the business he helped build, but by the people he developed, the relationships he nurtured, and the trust he earned throughout the region and across our firm," said Andrew Schlossberg, President and Chief Executive Officer of Invesco. "He has left an enduring mark on Invesco, and we are fortunate that his wisdom and counsel will continue to benefit us."

Franc, who will succeed Lo and continue to be based in Hong Kong, is an industry veteran leader with more than 30 years of asset management experience, including 13 years with Invesco. Franc brings extensive global leadership experience across the region, having overseen several key businesses in Asia for Invesco, including responsibility for Australia, Greater China, Southeast Asian markets, and our Institutional client strategy. Prior to Invesco, he held a range of leadership roles in the asset management industry.

"Marty is an exceptional leader who embodies Invesco's culture and has earned the trust and respect of colleagues across our organization," Schlossberg said. "Marty brings a powerful combination of regional expertise, client focus, strategic leadership, and deep knowledge of Invesco's culture and business. Marty is the right leader to build on the strong foundation Andrew and the entire Asia Pacific Executive Management team have created. I have great confidence in his ability to lead us through our next chapter of growth."

Lo and Franc will work closely together over the coming months to ensure a seamless transition for clients, employees, partners and stakeholders.

About Invesco Ltd.
Invesco Ltd. is one of the world's leading asset management firms serving clients in more than 120 countries. With US$2.5 trillion in assets under management as of June 30, 2026, we deliver a comprehensive range of investment capabilities across public, private, active, and passive. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.

This release includes forward-looking statements that are based on information currently available to management, management’s beliefs, and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance or that such future events will occur and are subject to uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

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